As filed with the Securities and Exchange Commission on February 13, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Novatel Wireless, Inc.

(Exact name of registrant as specified in its charter)

Delaware	86-0824673
(State or other jurisdiction Of incorporation or organization)	(I.R.S. Employer Identification)

9255 Towne Centre Drive, Suite 225, San Diego, California 92121, (858) 320-8800

(Address of principal executive offices, including zip code, and phone number, including area code)

Copies to:

Dan Halvorson,

Acting Chief Financial Officer and Treasurer

9255 Towne Centre Drive, San Diego, California 92121, (858) 320-8800

(Name, address, including zip code, telephone number, including area code, of Agent for service)

Approximate Date Of Commencement Of Proposed Sale To The Public:    From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the same prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(2)	Proposed maximum aggregate price per unit(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee

Common Stock, par value $.001 per share	1,371,420 shares	$12.14	$16,649,038.80	$2,109.43

(1)	Includes the registration for resale of (i) 1,142,855 shares of common stock and (ii) 228,565 shares of common stock issuable upon exercise of common stock purchase warrants
(2)	In the event of a stock split, stock dividend or similar transaction involving the common stock of the registrant, in order to prevent dilution, the number of shares of common stock registered hereby shall be automatically adjusted to cover the additional shares of common stock in accordance with Rule 416 under the Securities Act.
(3)	The price is estimated in accordance with Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee and is $12.14, the average of the high and low prices of common stock of Novatel Wireless, Inc. as reported by The Nasdaq SmallCap Market on February 9, 2004.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 13, 2004

PRELIMINARY PROSPECTUS

Novatel Wireless, Inc.

1,371,420 shares of Common Stock

The stockholders of Novatel Wireless, Inc. listed in this prospectus are offering and selling up to 1,371,420 shares of common stock under this prospectus. These shares of common stock include the resale of :

•	1,142,855 shares of common stock currently issued and outstanding; and

•	228,565 shares of common stock issuable upon exercise of common stock purchase warrants currently issued and outstanding.

The selling stockholders may offer the common stock:

•	through public or private transactions;

•	on or off the United States exchanges;

•	at prevailing market prices; or

•	at privately negotiated prices.

Novatel Wireless, Inc.’s common stock trades on The Nasdaq SmallCap Market under the ticker symbol “NVTL.” On February 12, 2004, the closing price of one share of Novatel Wireless, Inc.’s common stock was $16.48.

This investment involves a high degree of risk. You should invest only if you can afford a complete loss of your investment. See “ Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February     , 2004.

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the accompanying prospectus supplement is accurate as of the date on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere or incorporated by reference in this prospectus. Without limiting the generality of the foregoing, prospective investors should carefully consider the factors set forth under the caption “Risk Factors.”

Our Company

We are a provider of wireless data access solutions, including wireless data modems and software for use with portable personal computers and with handheld computing devices. We deliver innovative and comprehensive solutions that enable businesses and consumers to access personal, corporate and public information through e-mail, enterprise networks and the Internet. We also offer wireless data modems and custom software and hardware engineering services and systems integration services to our customers to facilitate use of our products.

Our current product portfolio includes the following:

•	The Merlin Family of Wireless PC Card Modems for portable and desktop PCs and handheld computing devices;

•	The Minstrel Family of Wireless Handheld Modems, for handheld computing devices; and

•	The Expedite Family of Wireless OEM Modems for custom integration with computers and other devices.

Our core modem technology is easily customized to address a broad range of vertical applications. Our customers include wireless telecommunications operators such as Sprint and Verizon Wireless. We also have OEM customers such as Suntron and REMEC and we have entered into strategic technology and development relationships within the wireless communications industry with TTP Communications, Sprint PCS, Dell and Lucent Technologies. We also sell our products through domestic and international distributors such as Jade Bird, Hugh Symons, Mobiltron and Global Wireless Data.

Our principal executive offices are located at 9255 Towne Centre Drive, Suite 225, San Diego, California 92121 and our telephone number is (858) 320-8800.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, the “Risks Related to Our Business” contained in our annual report on Form 10-K for the year ended December 31, 2002 and other information contained in this prospectus before you decide whether to invest in our common stock. If any of the following risks or those incorporated by reference into this prospectus actually occurs, our business, financial condition, results of operations and liquidity could be materially adversely affected. This may cause the trading price of our common stock to decline after this offering commences, and you could lose part or all of the money you paid to purchase our common stock.

Risks Related to This Offering

Our stock price could be adversely affected by certain dispositions of our shares pursuant to this registration statement or pursuant to registration statements currently in effect on Form S-3 and on Form S-8 or pursuant to Rule 144 or Rule 701 of the Securities Act of 1933 as amended if the applicable registration statement ceases to be effective.

Some of our current stockholders hold a substantial number of shares which they are currently able to sell in the public market, or which they will be able to sell under this prospectus. Sales of a substantial number of such shares or the perception that these sales may occur, could cause the trading price of our common stock to fall and could impair our ability to raise capital through the sale of additional equity securities.

Upon completion of the offering, we will have 27,333,169 shares of common stock outstanding, assuming the issuance of (i) 3,687,892 shares of common stock upon the exercise of all our outstanding options as of February 9, 2004, (ii) 101,646 shares of common stock issuable upon conversion of all our Series A convertible preferred stock outstanding as of February 9, 2004, (iii) 6,937,304 shares of common stock issuable upon conversion of all our Series B convertible preferred stock outstanding as of February 9, 2004 and (iv) 1,822,066 shares of common stock issuable upon the exercise of all of our common stock purchase warrants outstanding as of February 9, 2004. All these shares of common stock, if and when issued, will be freely tradable without restriction in the public market assuming the applicable registration statements continue to remain effective and subject in any case to trading restrictions to which Company insiders holding such shares may be subject from time to time. If one or more of our registration statements ceases to be effective, these shares nevertheless may be resold under Rule 144 or Rule 701 of the Securities Act, subject to certain limitations set forth below if the selling stockholder is an “affiliate” of ours as Rule 144 defines that term.

The quoted market price of our common stock is volatile, and we cannot assure you that our stock price will not decline.

The market price of our common stock could be subject to significant fluctuations after this offering commences as a result of numerous factors, many of which are beyond our control. Among the factors that could affect our stock price are:

•	quarterly variations in our operating results;

•	announcement of changes in revenue or earnings estimates or publication of research reports by analysts;

•	speculation in the press or investment community about our business or the wireless communications industry generally;

•	changes in market valuations of similar companies and stock market price and volume fluctuations generally;

•	strategic actions by us or our competitors such as acquisitions or restructurings;

•	regulatory developments;

•	additions or departures of key personnel;

•	general market conditions, including the effect of market conditions on our customers and suppliers; and

•	domestic and international economic factors unrelated to our performance.

The stock market in general, and the market for high technology stocks in particular, has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.

Provisions in our charter documents and under Delaware law could prevent or delay a change in control in our company.

Our certificate of incorporation and bylaws contain certain provisions that could prevent or delay an acquisition of our company. These provisions:

•	provide for a staggered board;

•	prevent stockholders from taking action by written consent;

•	limit the persons who may call special meetings of stockholders; and

•	authorize our board of directors to approve the issuance of undesignated preferred stock without stockholder approval.

In addition, Delaware law imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our voting stock.

You may not be able to seek remedies against Arthur Andersen LLP, our former independent accountant.

The audited financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent accountants. On June 15, 2002, Arthur Andersen was convicted of obstruction of justice by a federal jury in Houston, Texas in connection with Arthur Andersen’s work for Enron Corporation. On September 15, 2002, a federal judge upheld this conviction, and on October 15, 2002, a federal judge sentenced Arthur Andersen to five years probation and a $500,000 fine. Arthur Andersen ceased its audit practice before the SEC on August 31, 2002. Arthur Andersen has not consented to the incorporation by reference of their report and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act. Because Arthur Andersen has not consented to the incorporation by reference of their report, it may become more difficult for you to seek remedies against Arthur Andersen in connection with a claim related to this offering. In particular, and without limitation, you may not be able to recover from Arthur Andersen under Section 11 of the Securities Act for any untrue statement of a material fact contained in our financial statements audited by Arthur Andersen or any omission of a material fact required to be stated in those financial statements. In addition, relief in connection with claims which may be available to stockholders under the federal securities laws against auditing firms may not be available against Arthur Andersen as a practical matter due to recent events regarding Arthur Andersen.

Our directors, executive officers and principal stockholders and their affiliates will continue to have substantial control over our company after completion of this offering, and their interests may differ from and conflict with yours.

Upon completion of this offering, our executive officers, directors and principal stockholders will beneficially own, in total, approximately 45.75% of our outstanding voting stock. As a result, these stockholders, whose interests may be different from and may conflict with yours, will be able to influence matters requiring stockholder approval, including the election of directors and approval or rejection of significant corporate transactions. This could have the effect of delaying or preventing a change of control of our company or otherwise cause us to take action that may not be in the best interests of all stockholders, either of which in turn could reduce our stock price.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling stockholders pursuant to this prospectus. However, 228,565 shares of common stock offered by this prospectus are issuable in the future upon the exercise of common stock purchase warrants. If all these warrants are exercised for cash, except in circumstances allowing for cashless exercises, we will receive aggregate gross proceeds of approximately $2.0 million. We expect to use the proceeds from the exercise of these warrants, if any, for general corporate purposes.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings to finance the growth and development of our business. Therefore, we do not anticipate that we will declare or pay any cash dividends on our common stock in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements, restrictions under any existing indebtedness and other factors the board of directors deems relevant.

SHARES AVAILABLE FOR FUTURE SALE

Upon completion of the offering, we will have 27,333,169 shares of common stock outstanding, assuming the issuance of (i) 3,687,892 shares of common stock issuable upon the exercise of all our stock options outstanding as of February 9, 2004, (ii) 101,646 shares of common stock issuable upon conversion of all our Series A convertible preferred stock outstanding as of February 9, 2004 , (iii) 6,937,304 shares of common stock issuable upon conversion of all our Series B convertible preferred stock outstanding as of February 9, 2004 and (iv) 1,822,066 shares of common stock issuable upon the exercise of all of our common stock purchase warrants outstanding as of February 9, 2004. All these shares of common stock, if and when issued, will be freely tradable without restriction in the public market assuming all the applicable registration statements continue to remain effective and subject in any case to trading restrictions to which Company insiders holding such shares may be subject from time to time. If one or more of our registration statements ceases to be effective, these shares nevertheless may be resold under Rule 144 or Rule 701 of the Securities Act, subject to certain limitations set forth below if the selling stockholder is an “affiliate” of ours as Rule 144 defines that term.

In general, under Rule 144 as currently in effect, an affiliate who has beneficially owned shares for at least one year is entitled to sell publicly, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the then outstanding shares of the same class of security, which as of February 9, 2004 is approximately 148,000 shares; or

•	the average weekly trading volume during the four calendar weeks preceding the filing of the notification of the proposed sale.

A person who is not deemed to have been an affiliate of ours at any time during the 90 days immediately preceding the sale and who has beneficially owned his, her or its shares for at least two years is entitled to sell his, her or its shares under Rule 144(k) without regard to the volume limitations described above. Persons deemed to be affiliates are subject to the volume limitations, even after the applicable holding periods have been satisfied. We are unable to estimate the number of our common stock that may be sold under Rule 144 because this will depend on the market price for our common stock, the personal circumstances of the sellers and other factors. Any future sale of substantial amounts of our common stock in the open market may adversely affect the market price of our common stock.

At February 9, 2004, options to purchase 3,687,892 shares of our common stock were outstanding under our stock option plans, 1,176,797 of which were vested and exercisable. The shares of common stock issuable upon exercise of all our outstanding options are subject to an effective registration statement on Form S-8 and therefore such shares may be publicly resold without restriction after the underlying vesting and other option plan requirements have been met. Also, as of February 9, 2004 approximately 1,822,066 shares of common stock were issuable upon exercise of outstanding warrants, 1,593,501 of which were registered on prior registration statements and 228,565 of which are included on the registration statement of which this prospectus forms a part. No predictions can be made as to the effect that sales of common stock under Rule 144 or Rule 701, pursuant to a registration statement or otherwise, or the availability of shares of common stock for sale, will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of common stock in the public market, or the perception that these sales could occur, could adversely affect prevailing market prices and could impair our future ability to raise capital through an offering of our equity securities.

SELLING STOCKHOLDERS

On January 16, 2004, we issued and sold to several investors an aggregate of 1,142,855 shares (Shares) of newly issued common stock for $7.00 per share, or an aggregate sale price of approximately $8,000,000. In connection with this equity issuance, we also issued to the several investors warrants to purchase an aggregate of 228,565 shares (Warrant Shares) of our common stock at an exercise price of $8.833 per share. (We refer to this transaction as the “2004 Financing”.) The 2004 Financing was offered through a placement agent to whom we paid a fee of approximately $400,000 out of the gross transaction proceeds immediately following its consummation. After paying this fee and related legal and accounting expenses, we realized net proceeds of approximately $7,525,000.

The 2004 Financing was exempt from the registration requirements of the Securities Act of 1933, as amended (Securities Act), by virtue of Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder. Neither the offering nor the securities issued in connection therewith involved any underwriter. Moreover, neither the offering nor the securities issuances involved any general solicitation or advertising, and we attached appropriate legends to the stock certificates and the warrants that we consequently issued. With respect to each transaction described below, prior to issuance, each offeree executed and delivered to us an investor questionnaire on which each represented to us that it was an accredited investor within the meaning of Rule 501 of Regulation D and that each was acquiring the securities for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof.

Share Issuance. All the shares issued or to be issued in the 2004 Financing are newly issued, non-assessable shares of our voting capital stock and were issued, or will be issued following warrant exercises, from an aggregate share reserve which our stockholders previously authorized. In connection with this financing, we agreed to file with the Securities and Exchange Commission a registration statement covering the resale of all the Shares and all the Warrant Shares and, as such, this registration statement includes all such shares. In the event we consummate an equity financing at a price per share less than $7.00, the Shares are not subject to any anti-dilution protection or price protection. Furthermore, we did not grant any of the several investors any rights of first offer, pre-emptive, or other participation rights in the event we undertake or consummate a subsequent equity financing.

Warrant Issuance. All the warrants that we issued in the 2004 Financing were issued at an exercise price of $8.833 per share and were issued to each investor in an amount equal to twenty percent (20%) of the number of Shares such investor respectively purchased in the 2004 Financing. The warrants expire on January 15, 2009 and are generally exercisable only by means of a cash exercise pursuant to which the holder thereof must pay us $8.833 for each share of our common stock requested to be issued and sold pursuant thereto. Nevertheless, if at any time following January 16, 2005, there is not then available an effective registration statement pursuant to which the holder is permitted to resell the Warrant Shares, then any remaining warrant holder may elect to exercise these warrants by means of a cashless or net exercise provision. In that instance, the number of shares of our common stock that the warrant holder would receive would be determined by dividing (a) the per share fair market value of our common stock on the trading day immediately preceding the date of exercise minus the per share exercise price of the warrant multiplied by the number of warrants then being exercised, by (b) the per share fair market value of our common stock on the trading day immediately preceding the date of exercise. The number of Warrant Shares issuable upon exercise of the warrants and the applicable exercise price per share are subject to adjustment from time to time in the event we (i) subdivide our outstanding shares of common stock into a larger number, (ii) combine such shares into a smaller number, (iii) pay a dividend in shares of common stock, or (iv) issue any shares of our capital stock in a reclassification of our common stock or undertake a reorganization, consolidation, merger or other similar event.

The following table sets forth information with respect to each selling stockholder’s ownership of our common stock as of February 9, 2004 and as adjusted to reflect the resale of all the common stock that may be offered by this prospectus. The selling stockholders, including their transferees, pledgees or donees and their successors, may from time to time, offer all, some or none of their shares of common stock listed in the following table. Information concerning these selling stockholders or their successors as a result of transfers or pledges will be updated from time to time in one or more prospectus supplements to the extent required. The number of shares in the column labeled “Shares of Common Stock Being Offered by This Prospectus” represents all the shares that each selling stockholder will be permitted to offer under this prospectus. The table assumes that the selling stockholders sell all the shares of common stock offered by this prospectus and none of the other shares of common stock owned by the selling stockholders, if any. We are unable to determine the exact number of shares that actually will be resold. See “Plan of Distribution.” Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to the shares.

Selling Stockholder	Shares of Common Stock Owned Prior to This Offering(1)		Shares of Common Stock Being Offered by This Prospectus(2)	Shares of Common Stock Owned After This Offering
	Number		Number	Number	Percentage
Omicron Master Trust	342,858	(3)	342,858	0	*
Banca del Gottardo	171,428	(4)	171,428	0	*
Cranshire Capital, L.P.	171,428	(5)	171,428	0	*
Manfield Enterprises, Inc.	128,570	(6)	128,570	0	*
Smithfield Fiduciary	128,571	(7)	128,571	0	*
Lagunitas Partners, L.P.	159,556	(8)	102,856	56,700	*
Vertical Ventures, LLC	85,713	(9)	85,713	0	*
Craig-Hallum Partners, L.P.	85,713	(10)	85,713	0	*
Alki Partners, L.P.	54,856	(11)	54,856	0	*
Alki Fund Ltd.	30,856	(12)	30,856	0	*
Gruber & McBaine International	48,500	(13)	30,000	18,500	*
Jon D. Gruber & Linda W. Gruber	56,900	(14)	30,000	26,900	*
J. Patterson McBaine	11,071	(15)	8,571	2,500	*

*	Represents less than 1.0% of the outstanding common stock.
(1)	Includes shares of common stock issued and outstanding as of the date of this prospectus and shares of common stock issuable upon exercise of common stock purchase warrants issued in the 2004 Financing
(2)	Assumes the Selling Stockholder sells all the common stock being offered by this prospectus.
(3)

Includes 285,715 shares of common stock and 57,143 shares issuable upon exercise of common stock purchase warrants. Omicron Capital, L.P., a Delaware limited partnership (Omicron Capital), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (Omicron), Omicron Capital, Inc., a Delaware corporation (OCI), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (Winchester) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron and, as of April 21, 2003, Mr. Olivier H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not “affiliates” of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling stockholder. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Omicron and Winchester.

(4)	Includes 142,857 shares of common stock and 28,571 shares issuable upon exercise of common stock purchase warrants. Hans Gugolz exercises voting and dispositive control over these securities.
(5)	Includes 142,857 shares of common stock and 28,571 shares issuable upon exercise of common stock purchase warrants. Downview Capital is the general partner of Cranshire Capital, L.P. Mitchell Kopin is the President of Downview and exercises voting and dispositive control over these securities.
(6)	Includes 107,142 shares of common stock and 21,428 shares issuable upon exercise of common stock purchase warrants. Pursuant to an investment management agreement, Avi Vigder has voting and dispositive control over the securities held by Mainfield Enterprises, Inc. Avi Vigder disclaims beneficial ownership of these securities.
(7)	Includes 107,143 shares of common stock and 21,428 shares issuable upon exercise of common stock purchase warrants. Highbridge Capital Management, LLC (Highbridge) is the trading manager of Smithfield Fiduciary LLC (Smithfield) and consequently has voting control and investment discretion over securities held by Smithfield. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge, Glenn Dubin and Henry Swieca disclaims beneficial ownership of these securities.
(8)	Includes 85,714 shares of common stock and 17,142 shares issuable upon exercise of common stock purchase warrants. Jon D. Gruber and J. Patterson McBaine, through Gruber & McBaine Capital Management, together exercise full voting and dispositive control over these securities.
(9)	Includes 71,428 shares of common stock and 14,285 shares issuable upon exercise of common stock purchase warrants. Joshua Silverman has sole voting control and investment discretion over these securities and he disclaims beneficial ownership of them.
(10)	Includes 71,428 shares of common stock and 14,285 shares issuable upon exercise of common stock purchase warrants. Kevin P. Harris exercises voting and dispositive control over these securities.
(11)	Includes 45,714 shares of common stock and 9,142 shares issuable upon exercise of common stock purchase warrants. Scott Wilfong exercises voting and dispositive control over these securities.
(12)	Includes 25,714 shares of common stock and 5,142 shares issuable upon exercise of common stock purchase warrants. Scott Wilfong exercises voting and dispositive control over these securities.
(13)	Includes 25,000 shares of common stock and 5,000 shares issuable upon exercise of common stock purchase warrants. Jon D. Gruber and J. Patterson McBaine, through Gruber & McBaine Capital Management, together exercise full voting and dispositive control over these securities.
(14)	Includes 25,000 shares of common stock and 5,000 shares issuable upon exercise of common stock purchase warrants.
(15)	Includes 7,143 shares of common stock and 1,428 shares issuable upon exercise of common stock purchase warrants.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, assignees and successors-in-interest may, from time to time, sell any or all their respective shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all the shares of common stock respectively owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the selling security holder may be deemed an underwriter, each selling security holder must deliver this prospectus and any supplements to this prospectus in the manner required by the Security Act.

We paid a placement fee of $400,000 in connection with the issuance and sale of the securities to the selling stockholders.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus has been passed upon by our in-house counsel, San Diego, California.

EXPERTS

The consolidated financial statements and schedules of Novatel Wireless, Inc. as of December 31, 2002 and for the year then ended have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, which is also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their report for the years ended December 31, 2001 and 2000, have been audited by Arthur Andersen LLP, independent accountants.

Section 11(a) of the Securities Act, provides that if any part of a registration statement at the time such part becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation which is used in connection with the registration statement, with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

As previously disclosed in the company’s Form 8-K filed on July 17, 2002, the Company dismissed Arthur Andersen LLP as its independent public accountants and announced that the company had appointed KPMG LLP to replace Arthur Andersen LLP as its independent public accountants.

Novatel Wireless, Inc.’s understanding is that the staff of the Securities and Exchange Commission has taken the position that it will not accept consents from Arthur Andersen LLP if the engagement partner and the manager for the company audit are no longer with Arthur Andersen LLP. Both the engagement partner and the manager for the company audit are no longer with Arthur Andersen LLP. As a result, Novatel Wireless, Inc. has been unable to obtain Arthur Andersen LLP’s written consent to the incorporation by reference into the Registration Statements of its audit report with respect to the company’s financial statements as of December 31, 2001 and 2000 for the years then ended.

Under these circumstances, Rule 437a under the Securities Act permits Novatel Wireless to file this Form S-3 without a written consent from Arthur Andersen LLP. As a result, however, Arthur Andersen LLP will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Arthur Andersen LLP under Section 11(a) of the Securities Act for any purchases of securities under the Registration Statements made on or after the date of this Form 10-K. To the extent provided in Section 11(b)(3)(C) of the Securities Act, however, other persons who are liable under Section 11(a) of the Securities Act, including the Company’s officers and directors, may still rely on Arthur Andersen LLP’s original audit reports as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by us at the SEC’s public reference room:

Public Reference Room

450 Fifth Street, N.W.

Room 1024

Washington, D.C. 20549

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of this information may also be inspected at the reading room of the library of the National Association of Securities Dealers, Inc., 1734 K Street, N.W., Washington, D.C. 20006. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC’s web site at “http://www.sec.gov.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

You should not rely on forward-looking statements in this prospectus. This prospectus contains forward-looking statements that relate to future events or to our future business or performance. In some cases, you can identify forward-looking statements by words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue” and other similar expressions. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those discussed in “Risk Factors” and elsewhere in this prospectus. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding the growth of our markets. Forward-looking statements are subject to known and unknown risks, assumptions, limitations, uncertainties and other factors that may cause our actual results, as well as those of the markets we serve, levels of activity, performance, achievements and prospects to be materially different from those expressed or implied by the forward-looking statements. These risks, uncertainties and factors include, among others, those identified in “Risk Factors” and elsewhere in this prospectus. Except as required by law, we undertake no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we filed with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the The Securities Exchange Act of 1934, as amended (the “Exchange Act”) until the selling stockholders sell all the shares of common stock offered by this prospectus.

•	our annual report on Form 10-K and 10-K/A for the fiscal year ended December 31, 2002;

•	our quarterly report on Form 10-Q, filed on May 15, 2003;

•	our quarterly report on Form 10-Q, filed on August 14, 2003;

•	our quarterly report on Form 10-Q filed on November 14, 2003;

•	the description of our capital stock contained in our registration statements filed on Form S-1 on July 28, 2000, as amended, on Form S-3 on January 22, 2002, as amended, and on Form S-3 on October 18, 2002, as amended, including any amendment or report filed for the purpose of updating that description.

We have also filed registration statements on Forms S-3 and S-8 with the SEC under the Securities Act that registered the shares described in those registration statements.

We have filed a registration statement on Form S-3 with the SEC relating to the shares of common stock covered by this prospectus. This prospectus is part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of Novatel Wireless, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the document.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests should be addressed to:

Corporate Secretary

Novatel Wireless, Inc.

9255 Towne Centre Drive, Suite 225

San Diego, California 92121

Telephone number (858) 320-8800.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All the amounts shown are estimates except for the registration fee.

SEC Registration Fee	$2,109
Legal Fees and Expenses	50,000
Accounting Fees and Expenses	15,000
Printing Expenses	5,000
Miscellaneous Expenses	2,891

Total	$75,000

Item 15.    Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporations’ board of directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under some circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article XIV of our amended and restated certificate of incorporation and Article VI of our bylaws provide for maximum extent permitted by Delaware law. In addition, we have entered into indemnification agreements with our officers and directors. Our amended and restated certificate of incorporation provides that subject to Delaware law, our directors will not be personally liable for monetary damages awarded as a result of a breach of their fiduciary duty owed to Novatel Wireless, Inc. and its stockholders. This provision does not eliminate our directors’ fiduciary duty and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law.

Item 16.    Exhibits

Exhibit No.	Description

3.1(1)	Amended and Restated Certificate of Incorporation.

3.2(2)	Certificate of Designation of Series A Convertible Preferred Stock, as amended by the Corrected Certificate of Designation of Series A Convertible Preferred Stock.

3.3(2)	Amendment to the Corrected Certificate of Designation of Series A Convertible Preferred Stock.

3.4(2)	Certificate of Designation of Series B Convertible Preferred Stock.

3.5(1)	Bylaws, as amended and restated.

4.1(3)	Specimen Common Stock Certificate.

4.2(4)	Specimen Series A Convertible Preferred Stock Certificate.

4.3(8)	Specimen Series B Convertible Preferred Stock Certificate.

4.4(4)	Form of Common Stock Purchase Warrant.

4.5(5)	Warrant to Purchase Stock, dated as of November 29, 2001, by and between the Company and Silicon Valley Bank.

4.6(5)	Form of Common Stock Purchase Warrant issued in connection with the Company’s Series B Convertible Preferred Stock.

Exhibit No.	Description

4.7(5)	Form of Common Stock Purchase Warrant issued in connection with the Company’s Series C Convertible Preferred Stock.

4.8(5)	Form of Common Stock Purchase Warrant issued in connection with the Company’s Debentures.

4.9(5)	Form of Common Stock Purchase Warrant issued in connection with the Company’s Series D Convertible Preferred Stock.

4.10(7)	Form of Registration Rights Agreement, dated as of September 12, 2002, in connection with the Company’s private placement transaction consummated on September 18, 2002.

4.11(7)	Form of Stock Purchase Warrant, dated as of September 12, 2002, in connection with the Company’s private placement transaction consummated on September 18, 2002.

4.12(6)	Form of Securities Purchase Agreement.

4.13(6)	Form of Secured Convertible Subordinated Note.

4.14(6)	Form of Secured Convertible Subordinated Note.

4.15(6)	Form of Common Stock Purchase Warrant issued in connection with the Company’s Series B private placement transaction.

4.16(6)	Form of Security Agreement.

4.19(6)	Form of Registration Rights Agreement, dated as of March 12, 2003 in connection with the Company’s Series B private placement transaction.

5.1	Opinion of Counsel as to the legality of the securities being offered.

23.1	Consent of KPMG LLP, Independent Auditors.

23.2	Notice regarding consent of Arthur Andersen LLP.

24.1	Power of Attorney (included on signature page).

(1)	Incorporated by reference to the Company’s annual report on Form 10-K for the year ended December 31, 2000.
(2)	Incorporated by reference to the Company’s current report on Form 10-Q, filed May 15, 2003.
(3)	Incorporated by reference to the Company’s Registration Statement on Form S-1 (No. 333-42570), filed November 14, 2000, as amended.
(4)	Incorporated by reference to the Company’s current report on Form 8-K, filed January 18, 2002.
(5)	Incorporated by reference to the Company’s Registration Statement on Form S-3 (No. 333-81190), filed January 22, 2002, as amended.
(6)	Incorporated by reference to the Company’s current report on Form 8-K, filed March 28, 2003.
(7)	Incorporated by reference to the Company’s Registration Statement on Form S-3 (No. 333-100633), filed October 18, 2002, as amended.
(8)	Incorporated by reference to the Company’s Registration Statement on Form S-3 (No. 333-109321), filed September 30, 2003, as amended.

Item 17.    Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (the “Registration Statement”):

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, as of the 11th day of February 2004.

NOVATEL WIRELESS, INC.

By:	/s/ DAN L. HALVORSON

Dan Halvorson Acting Chief Financial Officer, Principal Accounting Officer

POWER OF ATTORNEY

Each director and/or officer of the registrant whose signature appears below hereby appoints Peter Leparulo and Dan Halvorson and each of them severally, as his true and lawful attorney-in-fact and agent, to sign in his name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendment, including post-effective amendments and any registration statement for the same offering that is to be effective under Rule 462(b) of the Securities Act, to this registration statement, and the registrant hereby also appoints each such person as its attorney-in-fact and agent with like authority to sign and file any such amendments in its name and behalf.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on the 11th day of February 2004.

Signature	Title

/S/ PETER V. LEPARULO Peter V. Leparulo	Chief Executive Officer (Principal Executive Officer and Director)

/S/ DAN L. HALVORSON Dan Halvorson	Acting Chief Financial Officer (Principal Financial and Accounting Officer)

/S/ ROBERT GETZ Robert Getz	Director

/S/ PENG K. LIM Peng K. Lim	Director

/S/ DANIEL E. PITTARD Daniel E. Pittard	Director

/S/ HORST PUDWILL Horst Pudwill	Director

/S/ MARK ROSSI Mark Rossi	Director

Signature	Title

/S/ STEVEN SHERMAN Steven Sherman	Director

/S/ DAVID WERNER David Werner	Director

EXHIBIT INDEX

Exhibit No.	Description

3.1(1)	Amended and Restated Certificate of Incorporation.

3.2(2)	Certificate of Designation of Series A Convertible Preferred Stock, as amended by the Corrected Certificate of Designation of Series A Convertible Preferred Stock.

3.3(2)	Amendment to the Corrected Certificate of Designation of Series A Convertible Preferred Stock.

3.4(2)	Certificate of Designation of Series B Convertible Preferred Stock.

3.5(1)	Bylaws, as amended and restated

4.1(3)	Specimen Common Stock Certificate.

4.2(4)	Specimen Series A Convertible Preferred Stock Certificate.

4.3(8)	Specimen Series B Convertible Preferred Stock Certificate.

4.4(4)	Form of Common Stock Purchase Warrant.

4.5(5)	Warrant to Purchase Stock, dated as of November 29, 2001, by and between the Company and Silicon Valley Bank.

4.6(5)	Form of Common Stock Purchase Warrant issued in connection with the Company’s Series B Convertible Preferred Stock.

4.7(5)	Form of Common Stock Purchase Warrant issued in connection with the Company’s Series C Convertible Preferred Stock.

4.8(5)	Form of Common Stock Purchase Warrant issued in connection with the Company’s Debentures.

4.9(5)	Form of Common Stock Purchase Warrant issued in connection with the Company’s Series D Convertible Preferred Stock.

4.10(7)	Form of Registration Rights Agreement, dated as of September 12, 2002, in connection with the Company’s private placement transaction consummated on September 18, 2002.

4.11(7)	Form of Stock Purchase Warrant, dated as of September 12, 2002, in connection with the Company’s private placement transaction consummated on September 18, 2002.

4.12(6)	Form of Securities Purchase Agreement.

4.13(6)	Form of Secured Convertible Subordinated Note.

4.14(6)	Form of Secured Convertible Subordinated Note.

4.15(6)	Form of Common Stock Purchase Warrant issued in connection with the Company’s Series B private placement transaction.

4.16(6)	Form of Security Agreement.

4.19(6)	Form of Registration Rights Agreement, dated as of March 12, 2003 in connection with the Company’s Series B private placement transaction.

5.1	Opinion of Counsel as to the legality of the securities being offered.

23.1	Consent of KPMG LLP, Independent Auditors.

23.2	Notice regarding consent of Arthur Andersen LLP.

24.1	Power of Attorney (included on signature page).

(1)	Incorporated by reference to the Company’s annual report on Form 10-K for the year ended December 31, 2000.
(2)	Incorporated by reference to the Company’s current report on Form 10-Q, filed May 15, 2003.

(3)	Incorporated by reference to the Company’s Registration Statement on Form S-1 (No. 333-42570), filed November 14, 2000, as amended.
(4)	Incorporated by reference to the Company’s report on Form 8-K, filed January 18, 2002.
(5)	Incorporated by reference to the Company’s Registration Statement on Form S-3 (No. 333-81190), filed January 22, 2002, as amended.
(6)	Incorporated by reference to the Company’s current report on Form 8-K, filed March 28, 2003.
(7)	Incorporated by reference to the Company’s Registration Statement on Form S-3 (No. 333-100633), filed October 18, 2002, as amended.
(8)	Incorporated by reference to the Company’s Registration Statement on Form S-3 (No. 333-109321), filed September 30, 2003, as amended.